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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NAVTEQ Corporation:

        We consent to the use of our report dated March 4, 2004, except as to note 7, which is as of March 8, 2004, and note 16, which is as of August 5, 2004, with respect to the consolidated balance sheets of NAVTEQ Corporation and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003 and the consolidated financial statement schedule for the three-year period ended December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," on January 1, 2003.

/s/ KPMG LLP
Chicago, Illinois
August 5, 2004

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Consent of Independent Registered Public Accounting Firm